Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172771, 333-195264 and 333-207172 on Form S-8 and Registration Statement Nos. 333-180097, 333-187893 and 333-197285 on Form S-3 of our report dated March 27, 2015, relating to the 2014 and 2013 consolidated financial statements (before the retrospective adjustments to the consolidated financial statements and financial statement disclosures relating to the reverse stock split) of Gevo, Inc. Inc. and subsidiaries (not presented herein) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to Gevo Inc.’s going concern uncertainty and development activities and the reverse stock split), appearing in this Annual Report on Form 10-K of Gevo, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

March 30, 2016